Exhibit 99.1

September 9, 2015

The Honorable John Thune

Chairman

Committee on Commerce, Science, and Transportation

United States Senate

Washington, DC 20510

Dear Chairman Thune,

Thank you for the opportunity to provide this update on CSX’s ongoing commitment to implementing Positive Train Control (PTC) on the company’s rail network. CSX very much appreciates your timely inquiry, because a failure to extend the PTC deadline would pose profoundly serious consequences and costs for the United States. Harsh impacts would immediately be felt by the traveling public and businesses serving U.S. communities and competing around the world.

As you know, the requirement to adopt PTC by December 31, 2015 under the Rail Safety Improvement Act of 2008 (RSIA) was a legislative compromise reached despite widespread recognition that many obstacles would stand in the way. Many of the hurdles we contemplated in 2008 remain as challenges today, and many new hurdles have arisen as we have diligently worked toward successfully implementing PTC. For example, nearly seven years after passage of RSIA, we still do not have final, defect-free versions of the various software components from the railroad supplier community necessary to deploy PTC broadly across the CSX rail network.

Because of the PTC mandate and the nascent technology it represents, CSX’s investment for development and installation to date totals more than $1.3 billion, and will ultimately reach at least $1.9 billion. As part of that substantial investment, we must replace nearly 52% of our existing signaling system at a cost of over $800 million. Even beyond technology and transition issues, short line railroads and commuter agencies lack the funding they need to install PTC; the Federal Communications Commission’s environmental review process (while since improved) caused significant construction delays; and, the Federal Railroad Administration (FRA) has not always been able to respond to railroads in a timely manner at important milestones.

Through RSIA, Congress required PTC on lines that carry passengers as well as products classified by the U.S. Department of Transportation as toxic inhalation hazards (TIH). Thousands of Amtrak passengers and commuters enjoy the convenience of safe, comfortable rail transportation over CSX’s lines every day. Our TIH customers, and significant sectors of the American economy, depend on CSX to deliver important and necessary products safely, securely, and efficiently.

To be clear, CSX and its employees have achieved significant, in fact remarkable, progress toward PTC implementation. More than 1,000 CSX employees and supplier resources have been hard at work on this complex project. However, as the Association of American Railroads (AAR) made clear in 2012 and repeatedly since, the immense technological hurdles of creating and implementing a previously non-existent system are such that a safe, reliable, nationwide and interoperable PTC network cannot be completed by the deadline of December 31, 2015.

As requested, below we have detailed many of the consequences of not granting a reasonable extension, including the potential cessation of Amtrak and commuter operations, as well as the interrupted delivery of critical supplies, not the least of which are chemicals used for water purification, crop fertilization, and pharmaceutical products. The consequences, in short, are dire.

Accomplishments and Outlook

It is important to acknowledge the work CSX has done to bring PTC to the point that field testing commenced earlier this year. To keep pace with our aggressive timeline, we have been taking locomotives out of service to install PTC hardware on them. We then must take them out of service again to install final hardware and software and to test the units with the PTC system. By taking this costly two-step approach, we hope to accelerate implementation, though 2018 remains the earliest date by which locomotive hardware installations can be fully accomplished. Proudly, we currently have more than 2,700 locomotives at least partially equipped with PTC components.

Along CSX’s tracks, more than 2,500 PTC wayside interface units and 465 PTC radio base stations have been installed. A total of 7,500 miles of railroad signal system need to be replaced to enable PTC integration. We have completed the arduous and disruptive task of signal system replacement on 4,700 miles and will have the remaining 2,800 miles completed by the end of 2018. In addition, CSX has mapped its entire network to the precise GPS coordinates required for PTC operation. The success of these efforts was shown recently when CSX recently became the second class I railroad to enter Revenue Service Demonstration.

Factors Inhibiting Deadline Compliance

As mentioned previously, the development and implementation of PTC constitutes an unprecedented technological challenge for America’s railroads. A properly functioning PTC system must be able to determine the precise location, direction, and speed of trains; warn train operators of potential problems; and take prompt action if the operator does not respond. Such a system requires highly complex technologies able to analyze and incorporate the large number of variables that affect train operations. The length of time it takes to stop a train depends on train speed, terrain, weight and length, the number and distribution of locomotives and loaded and empty rail cars in the train consist, and other factors.

A PTC system must be able to consider all these factors simultaneously, reliably, and accurately to safely stop the train when and where necessary. Given the nascence of the PTC suite of technologies, and the impact that an immature PTC system will have on the nation’s rail network, adequate time must be afforded to complete development and to allow for continued field testing, evaluation, and deployment. Only by doing so can CSX ensure a safe, effective rollout of a PTC system that meets all requirements, including interoperability among the nation’s railroads.

In addition to technology development and testing, and supplier capacity to meet the collective needs of all railroads implementing PTC, other factors have clearly impacted railroads’ ability to meet the RSIA deadline. Those include limited radio spectrum that was ultimately secured through a cooperative effort by the Class I freight railroads; federal requirements for public hearings on proposed antenna placements; and, a Federal Railroad Administration Final Rule for PTC standards that was not issued until 2010, challenged by AAR through litigation when normal advocacy channels were not successful, revised, and finally published in 2014. The Final Rule sets standards that must be incorporated into a compliant PTC system.

Consequences if No Deadline Extension

A reasonable extension of the December 31, 2015, deadline is necessary to ensure an effective implementation that meets safety objectives, preserves the fluidity of the nation’s passenger and freight rail system, and supports American commerce. Rushed implementation jeopardizes safety, rail fluidity and the U.S. economy.

Without an extension, railroads will be in violation of the RSIA if they continue to move passengers or certain hazardous materials. At the same time, ceasing these types of rail service will have significant consequences to the economy and environment, with industries unable to receive raw materials or ship finished products designated as TIH, which could lead to substantial hazardous freight volumes moving to already congested highways. Taken further, indirect consequences could be an economic slowdown and employment impacts.

Operation of trains after the deadline, even in the absence of any incident, would be an outright, and untenable, violation of law giving rise to fines and the loss of public confidence. In the unlikely event of an accident, CSX would be judged in an unforgiving, and often unfair, tort liability system. Put another way, any accident involving Amtrak, commuters, or TIH products would expose CSX to huge potential liability for operating in violation of federal law. We must act consistently with respect to Amtrak service, commuter operations, and the transport of TIH products on CSX lines, and we do not, at this juncture, believe we can undertake the legal exposure that would result from continuing those operations after the statutory deadline for PTC implementation.

Added to this predicament is a legal requirement imposed on CSX and other rail carriers – the common carrier obligation to transport shipments tendered in safe, approved containers and rail cars. This obligation reflects policymakers’ recognition of the railroads’ vital importance to our nation’s economy. However, the common carrier obligation is not an unqualified or absolute legal duty, because carriers must only “provide transportation on reasonable request” of a customer. CSX believes a request to accept and transport certain products on or after January 1, 2016, without the implementation of PTC fails this reasonableness test because it would require CSX to choose to violate either the RSIA or abandon its common carrier obligation.

More specifically, the anticipated consequences of Congress’ failure to extend the PTC deadline include the following:

Intercity Passengers and Commuters: On CSX, more than 100 commuter and Amtrak passenger trains operate daily. Many provide service in the Washington, D.C., metropolitan area, including Maryland Area Regional Commuter (MARC) and Virginia Railway Express (VRE) service.

Amtrak suspension on CSX would affect as many as 13 million passengers per year, requiring them to find alternative transportation. Commuter operations on CSX also would be affected. MARC trains handle 14,000 commuters per weekday on CSX, or about 3.6 million per year. VRE averages 17,900 commuters per weekday on CSX, or about 4.5 million per year. Together, MARC and VRE trains on CSX carry 32,000 riders per weekday in the Washington area. Further, VRE is a component of the National Capital Area Evacuation plan, and its readiness for that role could be affected.

CSX extensively uses commuter lines to provide freight rail service to major metropolitan areas like New York, Chicago, Boston, Miami, and Orlando. CSX operates over the following commuter railroads: Massachusetts Bay Transportation Authority in New England; Metro North in New York and Connecticut; METRA in the Chicago region; and SunRail in central Florida and Tri-Rail in south Florida. We do not expect that any of these commuter railroads will be PTC-capable on January 1, 2016. As a result, due to the comingling of CSX freight trains with passenger trains, CSX is seriously considering suspending freight operations over these lines. This would be not only for TIH product, but also for all goods moving to and from these regions. Notably, municipal solid waste trains operate over Metro North to move refuse from New York City to approved landfills.

TIH Shipments: Toxic by inhalation (TIH) chemicals, including chlorine and anhydrous ammonia, are used in processes that are critical to contemporary life. The U.S. Department of Transportation has stated, “TIH materials are essential to the economy and national health,” and “rail movement of these materials is extremely safe, and diversion of TIH materials traffic from rail to other modes is not practical.” As you know, four TIH shipper associations recently said in a letter to you that they are “very concerned that we will be unable to ship and receive (TIH) chemicals by rail once the (PTC) deadline passes at the end of this year. Halting the movement of these critical materials could have a negative ripple effect throughout many aspects of the economy.”

CSX transported more than 17,000 carloads of TIH chemicals in 2014. We expect that the possibility of cessation of TIH rail shipments will encourage pre-shipping to the extent that manufacturing processes and rail car supplies will allow. This pre-shipping could complicate network logistics in the midst of the traditional fall peak in which intermodal and other traffic increases in advance of the holiday season. What is more, under federal regulations, TIH cars cannot be held at intermediate rail facilities for more than 48 hours. CSX currently estimates that it will take 30 days to purge loaded and empty TIH cars from our system. Without the certainty of a PTC extension in the very near future, CSX will need to begin preparatory actions no later than November 1 to suspend TIH traffic on December 1 in an orderly manner and have all TIH cars off the CSX system by December 31.

Indirect Impacts

As rail operations are constrained, manufacturers and distributors would be negatively impacted and workers could be idled by cessation of TIH shipments, passenger operations, and freight operations over commuter lines. Commuters, hazardous commodities and other freight in large cities like New York, Chicago, and Boston would move back to already congested highways. Without proper development and testing, in the laboratory and in the field, the congressional mandate for PTC implementation by December 31 places the U.S. economy in jeopardy.

Conclusion

In the face of continuing uncertainty over an extension, CSX is preparing a series of steps over the next several weeks to ensure that Amtrak and commuter agencies and our freight customers are fully informed about actions that may be necessary. The steps we are evaluating include formal notifications to Amtrak and the commuter agencies, notice of embargoes on TIH traffic, and interim communications so that all options can be fully communicated and vetted.

That uncertainty is compounded by the threat of FRA enforcement actions that range from significant daily fines to operating mandates that could include complete cessation of operations over non-compliant lines.

CSX is in an untenable position. On the one hand, we will be unable to comply with the RSIA on January 1, yet continuing operations to satisfy our common carrier obligation would mean CSX would be violating that law. It cannot be in the interest of U.S. transportation to sharply impair rail operations solely because of an unstudied deadline achieved through political compromise. The devastating consequences of crippling the U.S. rail network, and the threat of massive FRA fines, cannot change the reality that the deadline is impossible.

The American freight railroads are on pace for another record year in safety, and are investing billions to develop and expand critically needed transportation infrastructure. Adjusting the implementation deadline would more accurately reflect railroads’ considerable efforts to design, test, deploy, and install PTC, and train tens of thousands of railroad employees on the operation, use, and maintenance of this incredibly complex technology.

Senator, your leadership regarding PTC is greatly appreciated, and the Senate Committee on Commerce, Science, and Transportation’s passage of the Comprehensive Transportation and Consumer Protection Act of 2015 is encouraging. CSX remains committed to installing PTC hardware by the end of 2018 and implementing PTC in daily train operations by the end of 2020. We urge your continued support for a reasonable deadline extension.

Sincerely,

/s/ Michael J. Ward
Michael J. Ward

cc:	The Honorable Bill Nelson
The Honorable Deb Fischer
The Honorable Cory Booker
The Honorable Anthony Foxx, United States Secretary of Transportation
The Honorable Sarah Feinberg, Acting Administrator, Federal Railroad Administration
The Honorable Daniel R. Elliott III, Chairman, Surface Transportation Board
The Honorable Ann D. Begeman, Vice Chairman, Surface Transportation Board
The Honorable Deb Miller, Board Member, Surface Transportation Board

5